Exhibit (a)(3)

SCHEDULE 13E-3 TRANSACTION STATEMENT

(Pursuant to Regulation 13e-3 of the Securities Exchange Act of 1934 as amended)

NEXT GENERATION MEDIA CORP.
7516 G Fullerton Road
Springfield, Virginia 22153

TRANSACTION STATEMENT RELATING TO PURCHASE OF FRACTIONAL SHARES

Summary Term Sheet

On May 4, 2010, our board of directors approved resolutions to effect a 1 for 1,000 reverse stock split of our common stock. The reverse split was effective May 18, 2010. In lieu of issuing fractional shares resulting from the split, we will pay cash equal to $0.0185 per share (pre-split) to each shareholder that would have received less than one share as a result of the reverse split. We rounded up all other fractional shares to the next whole number. The purchase price for the fractional shares is equal to the last trading price of the common stock as the date our board approved the reverse split. The purchase price for each fractional share will be equivalent to $18.50 per share after adjusting for the 1 for 1,000 reverse split.

Special Factors

Purposes, Alternatives, Reasons and Effects

Our principal purpose in effecting the reverse split was to eliminate many small shareholders to reduce future administrative costs. We determined that any other method of reducing the number of small shareholders would require significantly greater legal and administrative expenses, and therefore we determined that doing so pursuant to a reverse split was the most economical solution.

We decided to undertake the transaction at this time because we are undergoing a fundamental change in our business. Specifically, for approximately ten years we had been in the business of providing printing and mailing services, but recently terminated those operations because of continued operational losses, litigation with franchisees and changes in the marketplace for such services. As a result, we determined it was an ideal time to streamline our organization.

The benefit to remaining shareholders is that they will be shareholders in a company with reduced administrative costs in the future. While remaining shareholders will also experience an increase in their proportionate share of ownership, we do not consider this to be a material benefit since so few shares are being cancelled as part of the reverse split. The only detriment to existing shareholders results from the fact that we are spending funds for legal expenses, printing, postage and repurchase payments that, in total, greatly exceed the fair value of the shares which are being repurchased.

The benefit to shareholders whose fractional shares are being repurchased is that they will receive cash equal to the fair market value of their shares without the necessity of paying brokerage commissions. The detriment to shareholders whose fractional shares are being repurchased is that they will not realize any appreciation in the shares if our new oil and gas business turns out to be successful.

There are no federal income tax consequences to us of the transaction since the issuance or repurchase of a company’s own shares is not considered to be a taxable event.  Shareholders whose fractional shares are being repurchased will be deemed to have sold their shares for the amount they are paid in the transaction, and will realize capital gain or loss depending on whether their basis in their shares is more or less than the amount they receive in the transaction.

Fairness of the Transaction

We believe that the transaction is fair to shareholders whose fractional shares are being repurchased as part of the transaction because the repurchase price was set at the market price on the date the board approved the transaction. We also considered recent historical prices of our common stock, as well as our net book value, going concern value and liquidation value at the time of approval of the transaction. In particular, we believe that the market price of our common stock on the date the transaction was approved exceeded the fair value of our common stock on a liquidation or going concern basis.  We had terminated operations at our long-time subsidiary, United, which had a negative net worth in excess of $2,200,000. Our only remaining operations and assets consisted of a 35% interest in an office building, which was subject to mortgage debt in excess of the appraised value of the building, as determined by a recent appraisal of the building.

The transaction only required board approval under Nevada law. There were no directors who dissented or abstained from voting on the transaction. At the time of approval of the transaction, there were no directors who were not also our employees. An unaffiliated representative was not retained to represent unaffiliated security holders for purposes of the negotiating the terms of the transaction or preparing a report regarding the fairness of the transaction.

Reports, Opinions, Appraisals and Negotiations

We have not received any report, opinion or appraisal from an outside party that is materially related to the transaction, including, but not limited to: any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to security holders or the fairness of the transaction to the issuer or affiliate or to security holders who are not affiliates.

Terms of the Transaction

Effective as of May 18, 2010, we effected a 1 for 1,000 reverse split of our common stock.  In lieu of issuing fractional shares resulting from the split, we will pay cash equal to $18.50 per share to each shareholder that would have received less than one share as a result of the reverse split, and rounded up all other fractional shares to the next whole number. Our principal purpose in effecting the reverse split was to eliminate many small shareholders to reduce future administrative costs. As a result of the reverse split, we estimate that we will cancel 32,202 pre-split shares and eliminate 586 shareholders, which will leave us with 149 total shareholders. The purchase price for the fractional shares is equal to the last trading price of the common stock as the date we approved the reverse split, adjusted for the 1 for 1,000 reverse split. The fractional shares that are purchased will be held in treasury.

Shareholders whose fractional shares will be satisfied in cash have dissenter’s rights under Nevada law. The procedure for exercising dissenter’s rights is set forth below:

●
A stockholder who wishes to exercise his or her right to dissent must, prior to the close of business on June 30, 2010, make a demand for payment on the form provided by us, certify that the stockholder acquired beneficial ownership of the shares before May 7, 2010 (the date the transaction was first announced), and deposit his or her share certificates with us as specified in the notice.

●
If the dissenter acquired his or her shares on or before May 7, 2010, then within thirty days after our receipt of the demand for payment we must mail the dissenter (a) payment of our estimate of the fair value of the shares, our balance sheet as of December 31, 2009, along with an income statement and a statement of changes in stockholders’ equity for that year, and our quarterly financial statements for the quarter ended March 31, 2010, (b) a statement of our  estimate of fair value of the shares, and (c) a statement of the dissenter’s right to demand payment within 30 days and that if no demand for payment is received the dissenter will be deemed to have accepted the payment in full satisfaction of our obligations to the dissenter.

●
If the dissenter acquired his or her shares after May 7, 2010, then within thirty days after our receipt of the demand for payment we must mail the dissenter all of the same information that it is required to mail a dissenter who acquired his or her or shares before May 7, 2010, except that we not required to include payment for the shares. Instead, we will only pay any such dissenter the amount we estimate to be the fair value of the shares within ten days after the dissenter accepts our estimate of the fair value of the shares, or within 40 days after the information is mailed to the dissenter if the dissenter does not send in a timely demand for payment or affirmatively accept our offer.

●
Any dissenter who, after receipt of the information described above, is still dissatisfied with the amount offered by us may make a further demand for payment along with the dissenter’s own estimate of the fair value of the shares.  This second demand for payment must be made within thirty days after receipt of the information described above.

●
If the dissenter’s demand for payment remains unsettled, we must commence a proceeding within sixty days after receiving the second demand for payment requesting that the court determine the fair value of the shares.  We shall make all dissenters party to the proceeding.  If we fail to commence a proceeding within that sixty day period, we must pay the dissenter the amount of its demand.

●	The court has the power to appoint an appraiser to receive evidence and recommend a decision on the question of fair value.

●	Each dissenter is entitled to a judgment for the amount the court finds to be the fair value of the shares, less the amount of payments received, plus interest.

●	The court has the power to assess the fees and expenses of one party against the other party if the court finds that the party acted arbitrarily, vexatiously or not in good faith.

We have not made any provision under which unaffiliated shareholders may have access to our corporate files or to obtain counsel or appraisal services.

Recommendation

We are not soliciting the vote or approval of any shareholders for the transaction. The only decision that shareholders whose fractional shares are being purchased as part of the transaction have to make is whether to accept the consideration proposed by us for their fractional shares or whether to exercise their dissenter’s rights. We are recommending that shareholders accept the proposed consideration instead of exercising their dissenter’s rights because we believe that our estimate of the fair value of the shares, which is based on the market price of our common stock on the date of approval of the transaction, equaled or exceeded their true value since our primary business had ceased operations and our remaining liabilities exceeded our remaining assets. We also believe that the professional fees associated with an exercise of dissenter’s rights would greatly exceed any potential improvement in the proposed purchase price of a dissenting shareholder’s shares.

The filing persons are not eligible to receive payment of their fractional shares in cash. Of the filing persons, Mr. Reed owns shares of common stock as of the record date and voted for the transaction as a director. The transaction did not require a vote of shareholders under Nevada law. Mr. Sens does not own any shares, and was not a director at the time of approval of the transaction. Therefore, Mr. Sens did not vote on the transaction.

Company Information

Name and address.	Next Generation Media Corp., 7516 G Fullerton Road, Springfield, Virginia 22153, (703) 644-0200

Securities.	Common stock, par value $0.01 per share; 19,373,397 shares issued and outstanding as of May 17, 2010 (pre-split)

Trading market and price.	The common stock is traded on the OTC Bulletin Board. The high and low trading price for the common stock for each quarter in 2008 and 2009 (pre-split) is set forth below:

	2009	High	Low

	Quarter ended 12/31/09	0.005	0.028

	Quarter ended 9/30/09	0.005	0.01

	Quarter ended 6/30/09	0.005	0.005

	Quarter ended 3/31/09	0.003	0.03

	2008	High	Low

	Quarter ended 12/31/08	0.03	0.002

	Quarter ended 9/30/08	0.03	0.021

	Quarter ended 6/30/08	0.03	0.03

	Quarter ended 3/31/08	0.09	0.035

Dividends.	The company has not declared or paid dividends on its common stock in the last two years.

Prior public offerings.	None in the last three years.

Prior stock purchases.	None in the last two years.

Identity and Background of Filing Persons

The subject company is Next Generation Media Corp. Darryl Reed and Joel Sens are the only officers and directors of the company. Set forth below is certain biographical information about Messrs. Reed and Sens.

Darryl Reed:  Mr. Reed has been an officer and director of us since April 2001. Prior to joining us, his background includes seven years in the financial services industry. Mr. Reed formerly was with New York Life Insurance Company, a major insurance company, and certain of its subsidiaries since October 1995. Such subsidiaries included #1A Eagle Strategies Corp., a registered investment adviser, where Mr. Reed worked from April 1997 until May 2000. Mr. Reed held several licenses in the financial services industry, including Series 7, 63 and 65.  He has a BS in Finance from the University of Florida and an MS from the American College, Philadelphia, PA. Mr. Reed has not been convicted in a criminal proceeding in the last five years. Mr. Reed has not been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Mr. Reed is a United States citizen.

Joel Sens:  Mr. Sens has been a director, secretary and treasurer since May 4, 2010.  Mr. Sens (age 45) is an entrepreneur who has successfully done acquisitions and mergers across a wide range of industries.  From March 1997 until September 2003, he was a founder and principal shareholder of our company. From September 2003 until the present, Mr. Sens has been the President of Seawright Holdings, Inc.  Seawright Holdings, Inc’s common stock is registered under Section 12 of the Securities Exchange Act of 1934, and is traded on the Pink Sheets (SWRI.PK). Mr. Sens owns Knox County Minerals, LLC. Mr. Sens has not been convicted in a criminal proceeding in the last five years. Mr. Sens has not been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Mr. Sens is a United States citizen.

Past Contacts, Transactions, Negotiations and Agreements

Significant corporate events and transactions in last two years

On April 12, 2010, we issued 7,000,000 shares of common stock to Darryl Reed for $35,000, or $0.005 per share, which was the market price on the date of issuance. Mr. Reed is our chairman and chief executive officer. Mr. Reed paid for the shares by crediting the purchase price against amounts owed him for compensation.

On April 16, 2010, we entered into an Assignment and Assumption Agreement with Knox County Minerals, LLC (“Knox County”), under which we acquired Knox County’s interest in a Real Estate Purchase Option (the “Purchase Option”) dated March 25, 2010 by and between Knox County and James R. Golden and John C. Slusher (the “Sellers”). In consideration for the Purchase Option, the Registrant has the right to purchase the oil and gas mineral rights under 6,615 acres of land in Knox County, Kentucky for $1,575,000, less $100,000 paid by Knox County upon execution of the Purchase Option and less any amounts paid to extend the time to exercise the Purchase Option.  The Purchase Option must be exercised within 120 days after March 25, 2010, provided that it may be extended for up to four thirty (30) day periods upon payment to the Sellers of $25,000.  Closing under the Purchase Option must occur twenty-five (25) days after the date we give the Sellers notice of our intent to exercise the Purchase Option.  In addition, ad valorem property taxes will be prorated as of the date of closing.  In consideration for the assignment of the Purchase Option, we agreed to pay Knox County (a) $600,000 in the form of a promissory note secured by the property, (b) a 9% overriding royalty interest in all gross gas that is produced from the property, and (c) conveyance of a parcel containing 1,100 acres in the event the Purchase Option is exercised.  The promissory note will be secured by the property acquired upon exercise of the Purchase Option, provides for interest at the rate of 6% per annum, and all principal and interest is payable in full sixty (60) months from the date of the note, or April 16, 2015.  Joel Sens owns Knox County, and became one of our directors and officers after we entered into the agreement with Knox County. We plan to acquire other oil and gas properties in the future, but have not identified any specific properties to acquire as of this date.

In the first quarter of 2010, we terminated operations at its United Marketing Solutions, Inc. (“United”) subsidiary as a result of continued operating losses, and litigation with its franchisees and vendors.  On May 4, 2010, we conveyed our interest in United to Direct Mail Group, LLC for $10.  At the time of the conveyance, United had no active business and had lawsuits, judgments and other liabilities in excess of its assets.  Direct Mail Group, LLC is owned by Darryl Reed, our chief executive officer.

On May 4, 2010, United conveyed to us its 35% interest in Dynatech, LLC, which owns a commercial property located at 7644 Dynatech Court, Springfield, Virginia 22135.  The property was subject to a first mortgage of $3,700,000 and was recently appraised at $5,000,000.  United had previously borrowed $500,000 from Virginia Commerce Bank, and Dynatech, LLC had allowed United to secure the loan with a second mortgage against the Property.  As a result of the loan United no longer had any equity in Dynatech, LLC.  In the transaction, we paid United $10, and agreed to indemnify and hold harmless United against any claim or liability under the Virginia Commerce Bank loan.

Negotiations or contacts

There were no negotiations and contacts involving the issuance of common stock to Darryl Reed, the sale of United to Direct Mail Group, LLC, and the acquisitions of United’s interest in Dynatech, LLC.  At the time of the transactions, Mr. Reed was our sole officer and director and the only participant in the transactions.

The negotiations involving the contract with Knox County began around January 2010, when Mr. Sens approached Darryl Reed, our chairman and chief executive officer, regarding an opportunity to acquire the oil and gas rights underlying 6,615 acres of land in Knox County, Kentucky.  Mr. Sens had invested several hundred thousand dollars over about two years doing a feasibility study of the property to ensure that the acquisition cost was justified and that proper title could be obtained.  At the same time, we were in the process of winding down operations at our printing and marketing subsidiary and were open to new business ideas.  We briefly considered a few other business ideas, including ideas in the fields of solar power, wood pellet manufacturing and the internet, but concluded that Mr. Sens’ oil and gas prospect presented the most attractive business idea among the ones we looked at.  Mr. Sens formed a company, Knox County Minerals, LLC, which acquired an option to purchase the oil and gas rights.  We then negotiated an acquisition of those option rights from Knox County Minerals, LLC.  The negotiations took place between Mr. Reed and Mrs. Sens on an arms-length basis.

Agreements involving subject company’s securities

There are no agreements between any filing person and us concerning our securities, including any agreement relating to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.  None of the securities held by any filing person are pledged or otherwise subject to a contingency, the occurrence of which would give another person the power to direct the voting or disposition of the subject securities.

Interest in Securities of the Subject Company

Securities ownership of Filing Persons.

The following table sets forth certain information, as of May 18, 2010, with respect to the beneficial ownership of our common stock by (i) all of our directors, (ii) each of our executive officers named in the Summary Compensation Table, (iii) all of our directors and named executive officers as a group, and (iv) all persons known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Darryl Reed	10,009	51.7%
7516 G Fullerton Road Springfield, VA 22153

Joel Sens 600 Cameron Street Alexandria, Virginia 22314	--	--

All Officers and Directors as a Group	10,009	51.7%

(1)	Based upon 19,341 shares issued and outstanding as of May 18, 2010.

(2)	All share amounts are after giving effect to a 1 for 1,000 reverse split of the common stock that was effective on May 18, 2010.

Securities Transactions in Last 60 Days.

On April 12, 2010, we issued 7,000,000 shares of common stock to Darryl Reed for $35,000, or $0.005 per share, which was the market price on the date of issuance.  Mr. Reed is our chairman and chief executive officer.  Mr. Reed paid for the shares by crediting the purchase price against amounts owed him for compensation.

Persons/Assets, Retained, Employed, Compensated or Used

We have not employed, retained, or compensated any person, directly or indirectly, to make any solicitations or recommendations in connection with the transaction.

Source and Amounts of Funds or Other Consideration

The total amount necessary to repurchase the fractional shares in the transaction is estimated at $500.  The source of funds for the repurchase of fractional shares is from funds on hand, and is not subject to any financing or conditions.  Set forth below is an itemized summary of the expenses we expect to incur in the transaction:

Legal Expenses	$5,000
Printing and postage expenses	$2,000
Total	$7,000

Next Generation Media Corporation

and Subsidiaries

Consolidated Financial Statements

For The Years Ended December 31, 2009 and 2008

With Audit Report of Independent

Registered Public Accounting Firm

TURNER, JONES AND ASSOCIATES, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	F2

Financial Statements

Consolidated Balance Sheet	F3

Consolidated Statements of Operations	F5

Consolidated Statements of Stockholders’ Equity	F6

Consolidated Statements of Cash Flows	F7

Notes to Financial Statements	F9

Turner, Jones & Associates, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

108 Center Street, North, 2nd Floor
Vienna, Virginia 22180-5712
(703) 242-6500
FAX (703) 242-1600

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF

Next Generation Media Corporation
7516G Fullerton Road
Springfield, VA 22153

We have audited the accompanying consolidated balance sheet of Next Generation Media Corporation and its subsidiaries (a Nevada Incorporation) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Next Generation Media Corporation and subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in the footnotes, conditions exist that raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Turner, Jones & Associates, PLLC

Vienna, Virginia

April 2, 2010

Next Generation Media Corporation
Consolidated Balance Sheet
As of December 31, 2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$281,152
Accounts receivable, net of uncollectible accounts of $433,674	12,252
Prepaid expenses and other current assets	87,495

Total current assets	380,899

PROPERTY, PLANT AND EQUIPMENT:
Land	565,270
Building	3,108,989
Equipment	4,086

Total property, plant and equipment	3,678,345

Less: accumulated depreciation	(201,533)

Net property, plant and equipment	3,476,812

TOTAL ASSETS	$3,857,711

See accompanying notes and accountant’s audit report

LONG TERM LIABILITIES:
Notes payable	3,700,000

Total long term liabilities	3,700,000

Total liabilities	6,233,271

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value, 50,000,000 shares authorized, 12,373,397 issued and outstanding	123,734
Additional paid in capital	7,379,744
Accumulated deficit	(9,879,038)

Total stockholders’ equity	(2,375,560)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,857,711

See accompanying notes and accountant’s audit report

Next Generation Media Corporation
Consolidated Statements of Operations
For The Years Ended December 31, 2009 and 2008
REVENUES:	2009	2008
Coupon and postage sales, net of discounts	$2,308,927	$5,091,586
Rental income	72,000	-
Franchise fees	-	64,500

Total revenues	2,380,927	5,156,086

COST OF GOODS SOLD	1,800,621	4,083,242

GROSS MARGIN	580,306	1,072,844

OPERATING EXPENSES:
General and administrative	954,078	1,564,655
Bad debt expense	451,900	96,418
Impairment of assets	157,700	-
Impairment of Goodwill	-	951,133
Depreciation and amortization	274,550	307,679

Total operating expense:	1,838,228	2,919,885

Loss from operations	(1,257,922)	(1,847,041)

OTHER INCOME AND EXPENSES:
Other income	18,821	12,930
Interest expense, net	(297,193)	(298,680)
Disposal of assets	(89,085)	-
Gain/(loss) on sale of equipment	(242,507)	267,728

Total other expenses	(609,964)	(18,022)

Loss before provision for income tax	(1,867,886)	(1,865,063)

Provision for income tax	-	-

Net loss before minority interest	$(1,867,886)	$(1,865,063)

Minority interest	$(63,319)	$13,900

Loss applicable to common shareholders	$(1,931,205)	$(1,851,163)

Basic loss per common share	$(0.16)	$(0.15)

Weighted average common shares outstanding	12,373,397	12,373,397

Diluted loss per common share	N/A	N/A

Fully diluted common shares outstanding	12,853,397	12,982,796

See accompanying notes and accountant’s audit report

Next Generation Media Corporation
Consolidated Statements of Stockholders’ Equity
			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total

December 31, 2007	$12,373,397	$123,734	$7,379,744	$(6,167,783)	$1,335,695

Net Loss	-	-	-	(1,851,163)	(1,851,163)

Minority Interest	-	-	-	7,794	7,794

Balance December 31, 2008	12,373,397	123,734	7,379,744	(8,011,152)	(507,674)

Net Loss	-	-	-	(1,931,205)	(1,931,205)

Minority Interest	-	-	-	63,319	63,319

Balance December 31, 2009	$12,373,397	$123,734	$7,379,744	$(9,879,038)	$(2,375,560)

See accompanying notes and accountant’s audit report

Next Generation Media Corporation
Statements of Cash Flows
For The Years Ended December 31, 2009 and 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(1,931,205)	$(1,851,163)
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of Goodwill	-	951,133
Minority interest	63,319	7,794
Disposal of equipment	89,085	-
Impairment of equipment	157,700	-
Depreciation and amortization	274,550	307,679
(Increase)/decrease in assets
Receivables	294,043	(142,699)
Inventories	-	79,489
Prepaids and other current assets	7,614	(46,335)
Increase/(decrease) in liabilities
Accounts payable	396,677	417,898
Accrued expenses	294,262	142,693
Security deposit	24,000	-
Pension payable	(106,046)	71,418
Sales tax payable	(3,522)	1,008

Net cash flows (used) by operating activities	(439,523)	(61,085)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of equipment	248,507	74,051

Net cash provided by investing activities	248,507	74,051

See accompanying notes and accountant’s audit report

	2009	2008

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under line of credit	-	440,000
Repayment of notes payable and capital lease	6,062	(119,769)

Net cash provided/(used) by financing activities	6,062	320,231

NET INCREASE (DECREASE) IN CASH	(184,954)	333,197

CASH, BEGINNING OF PERIOD	466,106	132,909

CASH, END OF PERIOD	$281,152	$466,106

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:
Income taxes	$-	$-
Interest	$299,439	$298,680

See accompanying notes and accountant’s audit report

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:
Next Generation Media Corporation was incorporated in the State of Nevada in November of 1980 as Micro Tech Industries, with an official name change to Next Generation Media Corporation in April of 1997.  The Company, through its wholly owned subsidiary, United Marketing Solutions, Inc., provides direct marketing products, which involves the designing, printing, packaging, and mailing of public relations and marketing materials and coupons for retailers who provide services.  Sales are conducted through a network of franchises that the Company supports on a wholesale basis.  At December 31, 2009, the Company had no active area franchise license.

Property and Equipment:
Property and equipment are stated at cost.  The company uses the straight line method in computing depreciation for financial statement purposes.

Expenditures for repairs and maintenance are charged to income, and renewals and replacements are capitalized.  When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts.

Estimated useful lives are as follows:

Furniture, Fixtures and Equipment	7-10 years
Leasehold Improvements	10 years
Vehicles	5 years
Computers & Software	5 years
Software Development	5 years
Buildings	39 years

Depreciation expense for the years ended December 31, 2009 and 2008 amounted to $274,550 and $307,679, respectively.

Internal-Use Software Costs:
The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies, as well as costs incurred in the post-implementation/operational stage, such as maintenance and training.  Capitalization of software development costs occurs only after the preliminary-project stage is complete, management authorizes the project, and it is probable that the project will be completed and the software will be used for the function intended.  During 2009, capitalized software costs totaled $0.  The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software.  The Company has determined an impairment of the total value of the internal software costs was required, and has accordingly posted an impairment charge of $246,785 for the period ending December 31, 2009.

Intangibles:
The Company has recorded goodwill based on the difference between the cost and the fair value of certain purchased assets. The Company annually evaluates the goodwill for possible impairment.  The Company performed an assessment of the fair value of its sole reporting unit as defined by ASC 820 and compared it to the carrying value of its reporting unit.  The Company’s market capitalization was less than the Company’s book value indicating possible impairment under the test established by ASC 820.  The Company determined the fair value of its assets on a class-by-class basis.  The fair values of the Company’s assets were based upon the expected cash flow from the Company’s business, assuming a discount rate that reflects the degree of risk involved with this type of business.  The Company has determined that an impairment of the goodwill in its sole reporting unit was required, and has accordingly posted an impairment charge of $951,133 for the period ending December 31, 2008.

Advertising Expense:
The Company expenses the cost of advertising and promotions as incurred.  Advertising costs charged to operations for the years ended December 31, 2009 and 2008 were $6,934 and $56,832 respectively.

Revenue Recognition:
The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”). ASC 605-10 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing ASC 605-25 on the Company’s financial position and results of operations was not significant.

Impairment of Long-Lived Assets:
The Company has adopted Accounting Standards Codification subtopic 360-10, Property, plant and equipment (“ASC 360-10”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Comprehensive Income:
The Company adopted Accounting Standards Codification subtopic 220-10, Comprehensive Income (“ASC 220-10”) which establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owners sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. ASC 220-10 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available for sale securities. The Company does not have any items of comprehensive income in any of the periods presented.

Segment Information:
The Company adopted Accounting Standards Codification subtopic 280-10, Segment Reporting - Overall - Disclosure (“ASC 280-10”) which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders.  ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance.

Stock Based Compensation:
Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”). The Company made no employee stock-based compensation grants before December 31, 2005 and therefore has no unrecognized stock compensation related liabilities or expense unvested or vested prior to 2006. Stock-based compensation expense recognized under ASC 718-10 for the years ended December 31, 2009 and 2008 was $0 and $0, respectively.

Liquidity:
As shown in the accompanying financial statements, the Company recorded a net (loss) of ($1,931,205) and ($1,851,163) during the years ended December 31, 2009 and 2008, respectively. The Company’s total liabilities exceeded its total assets by $2,105,104 as of December 31, 2009.

Concentration of Credit Risk:
Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables.  The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

New Accounting Pronouncements:
Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Effective January 1, 2008, the Company adopted FASB ASC 820-10, Fair Value Measurements and Disclosures – Overall (“ASC 820-10”) with respect to its financial assets and liabilities. In February 2008, the FASB issued updated guidance related to fair value measurements, which is included in the Codification in ASC 820-10-55, Fair Value Measurements and Disclosures – Overall – Implementation Guidance and Illustrations. The updated guidance provided a one year deferral of the effective date of ASC 820-10 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company adopted the provisions of ASC 820-10 for non-financial assets and non-financial liabilities effective January 1, 2009, and such adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 820-10-65, Fair Value Measurements and Disclosures – Overall – Transition and Open Effective Date Information (“ASC 820-10-65”). ASC 820-10-65 provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (“ASC 825-10-65”). ASC 825-10-65 amends ASC 825-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements and also amends ASC 270-10 to require those disclosures in all interim financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also required disclosure of the date through which subsequent events are evaluated by management.  ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively.  Because ASC Topic 855 impacted the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact our results of operations or financial condition.  See Note 14 for disclosures regarding our subsequent events.

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s consolidated results of operations or financial condition.

 In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to FASB ASC Topic 605, Revenue Recognition) (“ASU 2009-13”) and ASU 2009-14, Certain Arrangements That Include Software Elements, (amendments to FASB ASC Topic 985, Software) (“ASU 2009-14”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2009-13 or ASU 2009-14 to have a material impact on the Company’s consolidated results of operations or financial condition.

Use of Estimates:
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income Taxes:
The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Risks and Uncertainties:
The Company operates in an environment where intense competition exists from other companies.  This competition, along with increases in the price of paper, can impact the pricing and profitability of the Company.

The Company at times may have cash deposits in excess of federally insured limits.

Accounts Receivable:
The Corporation grants credit to its customers, which includes the retail sector and their own franchisees.  The Company establishes an allowance for doubtful accounts based upon on a percentage of accounts receivable plus those balances the Company believes will be uncollectible.  Allowance for uncollectible accounts as of December 31, 2009 was $433,674.

Cash and Cash Equivalents:
The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Earnings Per Common Share:
The Company calculates its earnings per share pursuant to Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”).  Under SFAS No. 128, basic earnings per share are computed by dividing reported earnings available to common stockholders by weighted average shares outstanding.  Diluted earnings per share reflects the potential dilution assuming the issuance of common shares for all potential dilative common shares outstanding during the period.  The Company had 480,500 options issued and outstanding as of December 31, 2009 to purchase stock at a weighted average exercise price of $0.26.

Principles of Consolidation:
The accompanying consolidated financial statements include the accounts of the parent company, Next Generation Media Corporation and its subsidiaries United Marketing Solutions, Inc. and Dynatech, LLC for the years ended December 31, 2009 and 2008.  All inter-company balances and transactions have been eliminated in consolidation.

Revised Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities requires the primary beneficiary of a variable interest entity to consolidate that entity on its financial statements.  The primary beneficiary of a variable interest entity is the party that absorbs a majority of the variable interest entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity.  Expected losses are the expected negative variability in the fair value of an entity’s net assets, exclusive of its variable interests, and expected residual returns are the expected positive variability in the fair value of an entity’s net assets, exclusive of its variable interests.

Minority Interest:
The minority interest represents the minority or non-controlling shareholders’ or members’ proportionate share of the equity of the Company’s subsidiaries and are adjusted for the minority’s shares of the profits and losses incurred by these subsidiaries.  No value is recognized on the balance sheet as all minority interest holders lacked capital investment in the related subsidiaries.  The Company owns 35% of Dynatech, LLC.

NOTE 2 – NOTES PAYABLE

Notes payable at December 31, 2009 consists of:

Obligation to Virginia Commerce Bank, bearing interest at 6.625% per annum, the loan is payable in three hundred monthly installments with a minimum payment consisting of the accrued interest amount for the first three years and amortized thereafter, collateralized by the property located at 7644 Dynatech Court.  Balance outstanding at December 31, 2009 was $3,700,000.

The 5 year schedule of maturities is as follows:

2010	$24,496

2011	61,616

2012	65,824

2013	70,320

Thereafter	3,477,744

$3,700,000

NOTE 3-LINE OF CREDIT

The Company has two lines of credit in the amounts of $500,000 and $150,000 secured by the Company’s accounts receivable.  The first line of credit for $500,000 matures on March 31, 2010 calls for interest of 7.25% per annum.  The balance outstanding at December 31, 2009 was $500,000.

The second line of credit of $150,000 matured on October 1, 2009 and calls for interest of 8.25% per annum.  This line of credit is currently in default.  The balance outstanding at December 31, 2009 was $150,000.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Future minimum annual lease payments for as of December 31, 2009 are:

2010	$32,000
2011	0
2012	0
2013	0
Thereafter	0
Total	$32,000

Rent expense for the years ended December 31, 2009 and 2008 was $12,000 and $0, respectively.

The Company has entered into various employment contracts.  The contracts provided for the award of present and/or future shares of common stock and/or options to purchase common stock at fair market value of the underlying options at date of grant or vesting. The contracts can be terminated without cause upon written notice within thirty to ninety days.  The Company is party to various legal matters encountered in the normal course of business.  In the opinion of management and legal counsel, the resolution of these matters will not have a material adverse effect on the Company’s financial position or the future results of operations.

NOTE 5 – INCOME TAXES

Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

Management has provided a valuation allowance for the total net deferred tax assets as of December 31, 2009 and 2008, as they believe that it is more likely than not that the entire amount of deferred tax assets will not be realized.

The company filed a consolidated return, with a tax liability of $0 for the year 2009.  At December 31, 2009, the Company had net operating loss carry forwards for federal income tax purposes of approximately $5,764,573 which are available to offset future taxable income, if any, on a scheduled basis through 2029.

NOTE 6 – OBLIGATION UNDER CAPITAL LEASE

The Company acquired machinery under the provisions of long-term leases.  For financial reporting purposes, minimum lease payments relating to the machinery have been capitalized.  The leases are currently in default and in litigation.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets consist of the following items:

Goodwill	$1,341,850
Less accumulated amortization (Pre January 1, 2002)	(390,717)
Less impairment	(951,133)
Intangible assets, net	$0

NOTE 8 - PUBLIC STOCK LISTING

Next Generation Media Corporation common stock began trading on the OTC Bulletin Board on June 11, 2001, under the symbol NGMC.

NOTE 9 - SEGMENT INFORMATION

The Company has two reportable segments for the twelve-month periods ended December 31, 2009 and 2008.

United Marketing Solutions was acquired on April 1, 1999.  The entity is a wholly owned subsidiary.  United operates a direct mail marketing business and is the Company’s primary line of business.

Dynatech, LLC.  Dynatech, LLC began operations on June 22, 2007.  The entity is a variable interest entity.  Dynatech, LLC owns and operates a commercial building that was formerly the corporate headquarters.

The accounting policies of the reportable segments are the same as those set forth in the Summary of Accounting Policies.  Summarized financial information concerning the Company’s reporting segments for the periods ending December 31, 2009 and 2008 are presented below:

Year Ended

December 31, 2009

	United	Dynatech	Parent	Eliminations	Total

Revenue	2,239,871	405,693	180,000	(444,637)	2,380,927

Segment profit/(loss)	(1,860,020)	97,414	(75,280)	(93,319)	(1,931,205)

Total Assets	1,836,229	3,768,519	382,757	(2,129,794)	3,857,711

Year Ended

December 31, 2008

	United	Dynatech	Parent	Eliminations	Total

Revenue	5,121,946	307,021	142,500	(415,381)	5,156,086

Segment profit/(loss)	(928,350)	(21,384)	(1,003,964)	102,535	(1,851,163)

Total Assets	2,290,758	3,691,290	394,773	(1,262,657)	5,114,164

NOTE 10 – RECLASSIFICATIONS

Certain amounts on the 2009 financial statements have been reclassified to conform with the 2008 presentation.

NOTE 11-EMPLOYEE STOCK INCENTIVE PLAN

One December 26, 2001, the Company adopted the Employee Stock Incentive Plan authorizing 3,000,000 shares at a maximum offering price of $0.10 per share for the purpose of providing employees equity-based compensation incentives.  During 2009 and 2008, no shares were issued under the plan.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company reports a commercial leasing property that is owned 65% by the Company President and 35% by the Company’s wholly owned subsidiary United Marketing Solutions, Inc.

The Company has accrued compensation expense for the employment contract of the Company President.  As of December 31, 2009, the accrued amount was $447,242.

NOTE 13 - ACCRUED EXPENSES

Accrued expenses consists of the following items:

Accrued property taxes	$13,690

Accrued wages	447,242

Accrued legal fees	37,500

Accrued consulting fees	4,000

Other miscellaneous accruals	36,684

$539,116

NOTE 14 - GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements for the year ended December 31, 2009 and 2008, the Company has incurred operating losses of $1,931,205 and $1,851,163, respectively. In addition, the Company has a deficiency in stockholder’s equity of $9,879,038 and $8,011,152 at December 31, 2009 and 2008, respectively. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to establishing its business and there can be no assurance that the Company’s efforts will be successful. However, the planned principal operations have not fully commenced and no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the Company will be successful in its efforts to secure additional equity financing.

NOTE 15 – SUBSEQUENT EVENTS

There were no material subsequent events.

Next Generation Media Corporation

and Subsidiaries

Consolidated Financial Statements

For The Three Months Ended March 31, 2010 and 2009

NEXT GENERATION MEDIA CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 AND DECEMBER 31, 2009

	(unaudited)	(audited)
	March 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and equivalents	$143,901	$281,152
Accounts receivable, net of allowance of $392,545 and $433,674, respectively	-	12,252
Prepaid expenses and other current assets	29,240	87,495
Total current assets	173,141	380,899

Net assets of discontinued operations held for sale	(2,220,361)	-

Fixed assets, net	3,455,035	3,476,345

Total assets	$1,407,815	$3,857,711

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$39,212	$1,645,244
Obligation under capital leases, current	-	214,027
Notes payable, current	50,000	-
Lines of credit	-	650,000
Security deposit	24,000	24,000
Total current liabilities	113,212	2,533,271

Long term debt, less current maturities:
Notes payable	3,700,000	3,700,000
Total long term liabilities	3,700,000	3,700,000

Total liabilities	3,813,212	6,233,271

DEFICIENCY IN STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; 50,000,000 shares authorized, 12,373,397 shares issued and outstanding	123,734	123,734
Additional paid in capital	7,379,744	7,379,744
Accumulated deficit	(9,908,875)	(9,879,038)
Total stockholders’ equity	(2,405,397)	(2,375,560)
	$1,407,815	$3,857,711
See the accompanying notes to the unaudited condensed consolidated financial statements

NEXT GENERATION MEDIA CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	Three months ended March 31,
	2010	2009
REVENUES:
Net sales	$-	$767,548
Rental income	72,000	-
Cost of sales	-	518,955
Gross profit	72,000	524,140

OPERATING EXPENSES:
Selling and administrative	27,831	269,696
Depreciation	19,929	69,310
Total operating expenses	47,760	339,006

INCOME/(LOSS) FROM OPERATIONS	24,240	(90,413)

Other income	32,000	207
Gain on sale of equipment	-	3,500
Collection of prior bad debt	42,627	-
Interest expense, net	(60,803)	(77,142)

Net Income (loss) before income taxes	38,064	(163,848)

Income taxes	-	-

NET (LOSS) BEFORE MINORITY INTEREST	38,064	(163,848)

Minority interest	(15,163)	(12,759)

INCOME (LOSS) FROM CONTINUING OPERATIONS	22,901	(176,607)

(LOSS) FROM DISCONTINUED OPERATIONS	(67,901)	-

NET (LOSS)	$(45,000)	$(176,607)

Net (loss) per common share-basic (Note A)	$(0.00)	$(0.01)
Net Loss per common stock-assuming fully diluted (Note A)	(see Note A )	(see Note A )
Weighted average number of common shares outstanding-basic	12,373,397	12,373,397
Weighted average number of common shares outstanding-fully diluted	(see Note A )	(see Note A )

See the accompanying notes to the unaudited condensed consolidated financial statements

NEXT GENERATION MEDIA CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	Three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit (loss)	$(45,000)	$(176,607)
Adjustments to reconcile net loss to net cash provided (used) in operating activities:
Minority interest	15,163	12,759
Adjustments for depreciation	19,929	69,310
(Increase) decrease in:
Accounts receivable	12,252	(26,913)
Net assets of discontinued operations held for sale	2,228,208	-
Prepaid expenses and other current assets	58,255	7,468
Increase (decrease) in:
Accounts payable and accrued expenses	(1,606,031)	124,341

Net cash provided (used) in operating activities	682,776	10,358

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments)/borrowings on notes payable and capital leases, net	(814,027)	(26,517)

Net cash provided (used) by financing activities	(814,027)	(26,517)

Net increase/(decrease) in cash and cash equivalents	$(137,251)	$(16,158)
Cash and cash equivalents at beginning of period	$281,152	$466,106
Cash and cash equivalents at end of period	$143,901	$449,948

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$61,341	$91,679
Cash paid during the period for taxes	-	-

See the accompanying notes to the consolidated financial statements.

NEXT GENERATION MEDIA CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED MARCH 31, 2010
(UNAUDITED)

					ADDITIONAL
	COMMON STOCK		PREFERRED STOCK		PAID IN	ACCUMULATED
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	TOTAL
Balance as of December 31, 2009	12,373,397	$123,734	-	$-	$7,379,744	$(9,879,038)	$(2,375,560)

Net Loss	-	-	-	-	-	(45,000)	(45,000)

Minority Interest	-	-	-	-	-	15,163	15,163

Balance as of March 31, 2010	12,373,397	$123,734	-	$-	$7,379,744	$(9,908,875)	$(2,405,397)

See the accompanying notes to the consolidated financial statements.

NEXT GENERATION MEDIA CORP.
NOTES TO FINANCIAL STATEMENTS
March 31, 2010
(unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

General

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three-month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010. The unaudited consolidated financial statements should be read in conjunction with the consolidated December 31, 2009 financial statements and footnotes thereto included in the Company’s SEC Form 10-K.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

The consolidated financial statements include the accounts of the Company and a variable interest entity Dynatech, LLC.  All significant inter-company transactions and balances have been eliminated in consolidation.

During the quarter ended March 31, 2010, the Company decided to cease operations at its United Marketing Solutions, Inc. subsidiary because of continued operating losses and the termination of all franchise relationships.  As a result of the termination of operations, the Company decided to dispose of United Marketing Solutions, Inc.  Accordingly, the results of United Marketing Solutions, Inc. are presented separately on the consolidated income statement as discontinued operations, and its net assets are presented separately on the consolidated balance sheet as net assets of discontinued operations held for sale.

Since termination of operations at United Marketing Solutions, Inc., the Company has decided to acquire a portfolio of properties that contain valuable natural resources, such as natural gas, oil and coal.  The Company’s strategy is to acquire properties that are distressed, undervalued or underutilized at prices it believes are below fair market value. The Company will then provide long term leases to leading natural gas, oil field development firms and coal extractors (lessees) to efficiently extract the resources while Company focuses on growing its portfolio of properties.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”). ASC 605-10 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts to customers are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing ASC 605-25 on the Company’s financial position and results of operations was not significant.

Use of Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the accompanying financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost.  When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Furniture and fixtures	5 years
Office equipment	3 to 5 years
Manufacturing equipment	3 to 10 years
Buildings	40 years

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, plant and equipment (“ASC 360-10”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.

Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur expenditures on research and product development for the three months ended March 31, 2010 and 2009.

Comprehensive Income

The Company adopted Accounting Standards Codification subtopic 220-10, Comprehensive Income (“ASC 220-10”) which establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owners sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. ASC 220-10 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available for sale securities. The Company does not have any items of comprehensive income in any of the periods presented.

Advertising

We did not have any advertising costs in the quarter ended March 31, 2010.

Segment Information

Accounting Standards Codification subtopic Segment Reporting 280-10 (“ASC 280-10”) which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders.  ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company applies the management approach to the identification of our reportable operating segment as provided in accordance with ASC 280-10. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Stock Based Compensation

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”). The Company made no employee stock-based compensation grants before December 31, 2005 and therefore has no unrecognized stock compensation related liabilities or expense unvested or vested prior to 2006. Stock-based compensation expense recognized under ASC 718-10 for the three months ended March 31, 2010 and 2009 was $0 for both periods.

Net income (loss) per share

The weighted average shares outstanding used in the basic net income per share computations for the three months ended March 31, 2010 and 2009 was 12,373,397.  In determining the number of shares used in computing diluted loss per share for the three months ended March 31, 2009, common stock equivalents derived from shares issuable from the exercise of stock options are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per share.

Liquidity

As shown in the accompanying financial statements, the Company had a net loss from continuing operations of $22,091 during the three month period ended March 31, 2010. The Company’s total liabilities exceeded its total assets by $2,405,397 as of March 31, 2010.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. At March 31, 2010 and March 31, 2009, allowance for doubtful account balance was $392,545 and $433,674, respectively.

New Accounting Pronouncements

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Effective January 1, 2008, the Company adopted FASB ASC 820-10, Fair Value Measurements and Disclosures – Overall (“ASC 820-10”) with respect to its financial assets and liabilities. In February 2008, the FASB issued updated guidance related to fair value measurements, which is included in the Codification in ASC 820-10-55, Fair Value Measurements and Disclosures – Overall – Implementation Guidance and Illustrations. The updated guidance provided a one year deferral of the effective date of ASC 820-10 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company adopted the provisions of ASC 820-10 for non-financial assets and non-financial liabilities effective January 1, 2009, and such adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 820-10-65, Fair Value Measurements and Disclosures – Overall – Transition and Open Effective Date Information (“ASC 820-10-65”). ASC 820-10-65 provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (“ASC 825-10-65”). ASC 825-10-65 amends ASC 825-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements and also amends ASC 270-10 to require those disclosures in all interim financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also required disclosure of the date through which subsequent events are evaluated by management.  ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively.  Because ASC Topic 855 impacted the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact our results of operations or financial condition.  See Note 14 for disclosures regarding our subsequent events.

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to FASB ASC Topic 605, Revenue Recognition) (“ASU 2009-13”) and ASU 2009-14, Certain Arrangements That Include Software Elements, (amendments to FASB ASC Topic 985, Software) (“ASU 2009-14”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2009-13 or ASU 2009-14 to have a material impact on the Company’s consolidated results of operations or financial condition.

Reclassifications

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

NOTE B - PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment at March 31, 2010 and March 31, 2009 are as follows:

	March 31,	December 31,
	2010	2009

Land	$565,270	$565,270
Building	3,108,989	3,108,989
Equipment	-	4,086
	3,674,259	3,678,345

Less: Accumulated depreciation	219,224	201,533

Net property and equipment	$3,455,035	$3,476,812

The total depreciation expense for the three months ended March 31, 2010 and 2009 amounted to $19,929, and $69,310, respectively.

NOTE C - NOTES PAYABLE

Notes payable at March 31, 2010 and December 31, 2009 consists of the following:

	March 31, 2010	December 31, 2009
Note payable-Virginia Commerce Bank, bearing interest at 6.625% per annum, the loan is payable in three hundred monthly installments with a minimum payment consisting of the accrued interest amount for the first three years and amortized thereafter, collateralized by the property located at 7644 Dynatech Court. The note is held by the variable interest entity Dynatech, LLC.	$3,700,000	$3,700,000

Note payable - Asher Enterprises.	$50,000	$-

Less: current maturities:	$(50,000)	$-

Long term portion	$3,700,000	$3,700,000

NOTE D - COMMITMENTS AND CONTINGENCIES

The Company has entered into various employment contracts.  The contracts can be terminated without cause upon written notice.  The Company is party to various legal matters encountered in the normal course of business.  In the opinion of management and legal counsel, the resolution of these matters will not have an adverse effect on the Company’s financial position or the future results of operations.

NOTE E – OPTIONS

Non-Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued at March 31, 2010:

		Options Outstanding		Options Exercisable

Weighted
Average
		Remaining	Weighted		Weighted
Exercise	Number	Contractual	Average	Number	Average
Price Range	Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price

$0.1232 to $0.50	480,000	1.39	$0.26	480,000	$0.26

Transactions involving stock options issued are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at March 31, 2008	850,000	$0.37
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at March 31, 2009	850,000	$0.37
Granted	-	-
Exercised	-	-
Canceled or expired	370,000	-
Outstanding at March 31, 2010	480,000	$0.26

NOTE F - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
Accounts payable	$39,212	$1,106,128
Accrued liabilities	-	539,116
	$39,212	$1,645,244

NOTE G - INCOME TAXES

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.  Management estimates that at March 31, 2010, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $5,764,573 expiring at various stages through 2029, that may be used to offset future taxable income. Due to significant changes in the Company’s ownership, the future use of its existing net operating losses may be limited.

The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized.

NOTE H – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements for the three month period ended March 31, 2010 and the twelve month period ended December 31, 2009, the Company had net income from continuing operations of $22,901 and a net loss from continuing operations of ($1,257,922), respectively. In addition, the Company has a deficiency in stockholder’s equity of $2,430,397 and $2,375,560 at March 31, 2010 and December 31, 2009, respectively.  These factors among others may indicate that the Company will be unable to continue as a going concern.

NOTE I - SUBSEQUENT EVENTS

On April 12, 2010, the Company issued 7,000,000 shares of common stock Darryl Reed for $35,000, or $0.005 per share, which was the market price on the date of issuance.  Mr. Reed is our chairman and chief executive officer.  Mr. Reed paid for the shares by crediting the purchase price against amounts owed him for compensation.

On April 16, 2010, the Company entered into an Assignment and Assumption Agreement with Knox County Minerals, LLC (“Knox County”), under which the Company acquired Knox County’s interest in a Real Estate Purchase Option (the “Purchase Option”) dated March 25, 2010 by and between Knox County and James R. Golden and John C. Slusher (the “Sellers”).   Under the Purchase Option, the Company has the right to purchase the oil and gas mineral rights under 6,615 acres of land in Knox County, Kentucky for $1,575,000, less $100,000 paid by Knox County upon execution of the Purchase Option and less any amounts paid to extend the time to exercise the Purchase Option.  The Purchase Option must be exercised within 120 days after March 25, 2010, provided that it may be extended for up to four thirty (30) day periods upon payment to the Sellers of $25,000.  Closing under the Purchase Option must occur twenty-five (25) days after the date Company gives the Sellers notice of its intent to exercise the Purchase Option.  In addition, ad valorem property taxes will be prorated as of the date of closing.   In consideration for the assignment of the Purchase Option, the Company agreed to pay Knox County (a) $600,000 in the form of a promissory note secured by the property, (b) a 9% overriding royalty interest in all gross gas that is produced from the property, and (c) conveyance of a parcel containing 1,100 acres in the event the Purchase Option is exercised.  The promissory note will be secured by the property acquired upon exercise of the Purchase Option, provides for interest at the rate of 6% per annum, and all principal and interest is payable in full sixty (60) months from the date of the note, or April 16, 2015.

On May 4, 2010, the Company conveyed its interest in United Marketing Solutions, Inc. (“United”) to Direct Mail Group, LLC for $10.  At the time of the conveyance, United had no active business and had lawsuits, judgments and other liabilities in excess of its assets.  Direct Mail Group, LLC is owned by Darryl Reed, our chief executive officer.

On May 4, 2010, United conveyed to the Company its 35% interest in Dynatech, LLC, which owns a commercial property located at 7644 Dynatech Court, Springfield, Virginia 22135 (the “Property”).  The Property was subject to a first mortgage of $3,700,000 and was recently appraised at $5,000,000.  United had previously borrowed $500,000 from Virginia Commerce Bank, and Dynatech, LLC had allowed United to secure the loan with a second mortgage against the Property.  As a result of the loan United no longer had any equity in Dynatech, LLC.  In the transaction, the Company paid United $10, and agreed to indemnify and hold harmless United against any claim or liability under the Virginia Commerce Bank loan.

On May 4, 2010, the Company’s board of directors approved resolutions to effect a 1 for 1,000 reverse stock split of the Company’s common stock.  The reverse split will be effective May 18, 2010.  In lieu of issuing fractional shares resulting from the split, the Company will pay cash equal to $18.50 per share to each shareholder that would have received less than one share as a result of the reverse split, and rounded up all other fractional shares to the next whole number.  The Company’s principal purpose in effecting a large reverse split was to eliminate many small shareholders to reduce future administrative costs.  As a result of the reverse split, the Company estimates it will cancel 32,202 pre-split shares and eliminate 586 shareholders, which will leave the Company with 149 total shareholders.  The purchase price for the fractional shares is equal to the last trading price of the common stock as the date the Company approved the reverse split, adjusted for the 1 for 1,000 reverse split.

On May 6, 2010, the Company’s board of directors passed resolutions to amend its Articles of Incorporation to (1) change the Company’s name to “Next Generation Energy Corp.” and (2) increase the authorized shares of common stock back to 50,000,000 shares from the 50,000 shares that will result from the reverse split described above.  The Amendments will be effective promptly after the Company’s compliance with Section 14(c) of the Securities Exchange Act of 1934.